Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT(S):	Lisa Miles (Investors)
1-800-MAXIMUS x11637

DATE: June 26, 2006		Rachael Rowland (Media)
1-800-MAXIMUS x11688

MAXIMUS PROVIDES PRELIMINARY THIRD QUARTER RESULTS AND AMENDS
INTEGRATED ELIGIBILITY SUBCONTRACT
- Conference Call Scheduled for 8:30 a.m. ET Tomorrow -

(RESTON, Va — June 26, 2006) MAXIMUS (NYSE:MMS), a leading provider of government services, announced today that it has signed an amendment to its subcontract with Accenture as part of the Texas ACCESS Alliance (TAA). The TAA provides services under the Texas Health and Human Services Commission’s Integrated Eligibility and Enrollment program. As previously disclosed, the Company commenced discussions with Accenture related to the original subcontract agreement on May 3, 2006. The subcontract was amended and responsibilities were realigned to help improve operational readiness and address technical challenges.

Under terms of the amended subcontract, Accenture and MAXIMUS have modified the operational scope. As a result:

-         MAXIMUS will retain responsibility and continue to operate the Children’s Health Insurance Program, enrollment broker operations, application processing for Children’s Medicaid, and the end-state Integrated Eligibility technology front-end.

-         Accenture will now assume operational responsibility for certain functions previously performed by MAXIMUS including Complaints and Appeals and defined technology development for the interim technology solution.

-         Accenture will provide additional management and operational assistance to MAXIMUS with respect to certain defined areas of MAXIMUS’ responsibility and will provide support to MAXIMUS in other functions where MAXIMUS is retaining responsibility including application processing, employee training, and call center and image processing.

MAXIMUS now projects revenue of approximately $320 million over the life of the five-year contract which commenced July 1, 2005, a reduction of approximately 14%. Additionally, the Company estimates that it will incur $45 million to $50 million of pre-tax losses on this project during the second half of fiscal 2006. The Company expects to incur approximately $35 million to $38 million of these pre-tax losses in its third fiscal quarter, of which approximately $18 million is attributable to impairment of deferred contract costs. As a result of the amended subcontract and based on currently available information, the Company expects to report a net loss of approximately ($0.55) to ($0.60) per diluted share for the third fiscal quarter and net profit of $0.57 to $0.67 per diluted share for the full fiscal year.

The projected loss from the Texas contract relates principally to cost overruns on the Integrated Eligibility component of the program due to increased levels of staffing and additional costs arising from the amended subcontract. At the present time, the financial impact of the Texas contract beyond fiscal 2006 is not certain and ultimately depends on many factors. While MAXIMUS expects to incur losses in fiscal 2007 on this contract, the Company expects the fiscal 2007 contract losses to decline from projected 2006 levels.

The Company will be finalizing its quarterly financial results in the coming weeks and actual reported results for the period may differ from anticipated results based on a number of factors including the timing of license revenue and contingency-based work as well as actual costs related to the amended Texas agreement.

Richard Montoni, Chief Executive Officer, stated, “In what we believe to be in the best long-term interest of shareholders, MAXIMUS remains committed to delivering quality services to Texans as an integral part of the Texas ACCESS Alliance. We are working with Accenture to deliver the contracted services to the State. MAXIMUS is striving to reach the intended vision for this program within the framework of getting this project to breakeven in future periods. While many challenges remain, we have successfully launched three major functions including the Children’s Health Insurance Program, enrollment broker services, and processing new applications for Children’s Medicaid.”

The Company is aggressively working to optimize current operations and grow the base business, while at the same time exploring alternatives to increase shareholder value, including dispositions of non-core practices, smaller acquisitions, as well as strategic business combinations.

The Company will host a conference call on Tuesday, June 27, 2006, at 8:30 A.M. ET to discuss today’s announcement. The call is open to the public and can be accessed via webcast under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

888.850.5066 (Domestic)/206.315.8587 (International)
conference code: 55708

For those unable to listen to the live call, a replay will be available until July 7, 2006. Callers can access the replay by dialing:

Replay: 800.207.7077 or 314.255.1301
PIN: 4851

The Company will report full financial results for the third quarter and provide an updated outlook for fiscal 2006 on August 2nd.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 280 offices in the United States, Canada, and

Australia. In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report filed with the Securities and Exchange Commission (file number 001-12997) on May 8th, 2006.